UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)          October 28, 2026

Superior Group of Companies, Inc.

(Exact name of registrant as specified in its charter)

Florida	001-05869	11-1385670
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Central Avenue, Suite 2000, St. Petersburg, Florida (Address of principal executive offices)		33701 (Zip Code)

Registrant's telephone number including area code:  (727) 397-9611

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SGC	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 28, 2026 (the “Effective Date”), two subsidiaries within the Contact Centers segment (collectively, “TOG”) of Superior Group of Companies, Inc. (the “Company”) entered into an Asset and Share Purchase Agreement (the “Purchase Agreement”) with EBUS, Inc., a Delaware corporation (“EBUS”), SVCPH, Inc., a Philippine corporation (“SVCPH” and collectively with EBUS, the “Target Group”), and the Target Group’s shareholders and a sellers’ representative. The Target Group operates a call center and business process outsourcing provider and owns all of the assets used in the operation of such business.

Pursuant to the Purchase Agreement, on the Effective Date, TOG purchased from the Target Group’s shareholders all of the issued and outstanding capital stock of SVCPH (the “SVCPH Shares”) and substantially all of the assets of EBUS (collectively, the “Transaction”). The purchase price for the Transaction consisted of the following, in each case subject to adjustment as set forth in the Purchase Agreement: (a) approximately $26.9 million in cash (including adjustments for working capital, seller’s expenses and indebtedness), of which a portion was placed in escrow to cover potential indemnification claims and post-closing expenses, and (b) a potential maximum earn-out payment of approximately $6.4 million. Any earn-out is tied to revenue and would be payable over the two-year period following the Effective Date. As part of the Transaction, TOG assumed certain liabilities of EBUS.

The Transaction was funded by the Company with borrowings under its syndicated credit facility led by PNC Bank, National Association.

The Purchase Agreement contains representations, warranties, covenants and indemnification provisions negotiated by the parties, which are believed to be customary for transactions of this type. The obligations of the Target Group’s shareholders arising from breaches of representations or warranties, and their indemnification obligations, in specified cases only apply with respect to liabilities in excess of certain thresholds, are generally subject to an indemnification cap of $6.4 million (subject to no cap for certain matters, including fraud and breaches of fundamental representations) and are only effective for specified periods of time. The indemnification obligations of the Target Group’s shareholders are secured, in part, by the indemnification escrow.

The transfer of the SVCPH Shares remains subject to certain customary post-closing requirements under Philippine law.

The foregoing summary of the Purchase Agreement and the matters contemplated thereby, including the Transaction, is qualified in its entirety by reference to the full text of the Purchase Agreement, which is expected to be filed as an exhibit to the Company’s annual report on Form 10-K for the year ending December 31, 2026. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement and as of specific dates, were solely for the benefit of the parties to the Purchase Agreement, are subject to limitations agreed upon by the parties thereto, should not be treated as characterizations of the actual state of facts or conditions of the Company, TOG or Target Group, and should not be relied upon by investors.

Item 7.01	Regulation FD Disclosure.

On November 2, 2026, the Company issued a press release announcing the Purchase Agreement and Transaction, which is attached hereto as Exhibit 99.1.

The information furnished in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

99.1	Press Release, dated November 2, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUPERIOR GROUP OF COMPANIES, INC.

By:	/s/ Michael Koempel
Michael Koempel
President and Chief Financial Officer

Date: November 2, 2026